Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-48627 and 333-168418) on Form S-3 and (Nos. 033-57981, 333-168421, 333-42849, 333-191668, 333-234157, 333-137614, 333-177237, 333-126183, 333-169769, 333-198203, 333-198201, 333-198200, 333-198199 and 333-271213) on Form S-8 of Worthington Industries, Inc. of our report dated February 16, 2023, with respect to the consolidated financial statements of Worthington Armstrong Venture, and its subsidiary, which report appears in the Form 10-K of Worthington Industries, Inc. dated July 31, 2023.

/s/KPMG LLP

Philadelphia, Pennsylvania

July 31, 2023